EXHIBIT 99.2

For further information, please contact our
Vice President and Treasurer, David Farwell
at 415/733-4000 or email dfarwell@abm.com

ABM INDUSTRIES PROMOTES GEORGE SUNDBY
TO EXECUTIVE VICE PRESIDENT

SAN FRANCISCO, CA – March 31, 2004 – ABM Industries Incorporated (NYSE:ABM) today announced the promotion of Chief Financial Officer George B. Sundby to Executive Vice President. Mr. Sundby, who joined ABM in 2001 as Senior Vice President and Chief Financial Officer was promoted to reflect the breadth of his finance and administrative responsibilities and in recognition of his contributions to the continued progress and growth of ABM over the past several years.

“We appreciate and wish to acknowledge the strength and depth that George brings to our management team. He has been highly successful in enhancing ABM’s operational controls, and increasing our cash flows, as well as strengthening the balance sheet, “ said Henrik C. Slipsager, President & Chief Executive Officer. “In addition, George has been instrumental in executing our acquisition strategy and in developing the company’s management information systems.”

Mr. Sundby was employed for over a decade by Transamerica Corporation and its subsidiaries, where he held a number of positions, the most recent being Senior Vice President and Chief Financial Officer of Transamerica Finance Corporation. Before joining Transamerica in 1989, he spent a dozen years with the accounting firm of Ernst & Young.

ABM Industries Incorporated is among the largest facility services contractors listed on the New York Stock Exchange. With fiscal 2003 revenues in excess of $2.2 billion and more than 68,500 employees, ABM provides janitorial, parking, engineering, security, lighting and mechanical services for thousands of commercial, industrial, institutional and retail facilities in hundreds of cities in the United States and British Columbia, Canada. The ABM Family of Services includes ABM Janitorial, Ampco System Parking, American Commercial Security Services (ACSS), Security Services of America (SSA), ABM Engineering, Amtech Lighting, CommAir Mechanical and ABM Facility Services.